Exhibit 99.1

Epizyme Announces Resignation of President and Chief Financial Officer Jason Rhodes

— Mr. Rhodes to serve as an advisor to Epizyme through the fourth quarter of 2014 —

— Mr. Rhodes will be returning to venture capital —

Cambridge, Mass., Sept. 2, 2014 – Epizyme, Inc. (NASDAQ: EPZM), a clinical stage biopharmaceutical company creating innovative personalized therapeutics for patients with genetically defined cancers, announced today that Jason Rhodes, President and Chief Financial Officer, has resigned from the company, effective September 30, 2014. Mr. Rhodes, who has served on Epizyme’s leadership team since 2010, will be joining a venture capital firm. The Company has a search underway to identify a new chief financial officer, and Mr. Rhodes has agreed to assist Epizyme in an advisory capacity through the end of 2014 to ensure a smooth transition.

“During these past four years, Epizyme has successfully grown from a venture-backed, research-stage company to a well-financed, clinical-stage public company. Today, there are more than 80 extraordinary people at Epizyme pursuing our mission of creating personalized therapeutics for patients with genetically defined cancers. We have two ongoing clinical programs with multiple proof of concept studies, a strong product platform and pipeline, strategic collaborations with GSK, Celgene, Eisai, Abbott and Roche Molecular Systems and a strong financial position with $232.1 million in cash, cash equivalents and accounts receivable as of the end of the second quarter of 2014”, said Robert Gould, Ph.D., Chief Executive Officer. “Jason has been instrumental in charting our strategic course and building the business to this point. I am deeply and personally grateful for his contributions and partnership, and everyone here at Epizyme wishes Jason the best as he moves on to the next stage in his career.”

“With world-class science and leadership, an exceptional organization and a strong balance sheet, I believe Epizyme is well-positioned to realize its vital mission. I have been very fortunate to have had the opportunity to work with Robert and everyone here and am proud of Epizyme’s progress in creating innovative new therapeutics for cancer patients and value for shareholders. I look forward to Epizyme’s continued success,” said Mr. Rhodes.

About Epizyme, Inc.

Epizyme, Inc. is a clinical stage biopharmaceutical company creating personalized therapeutics for patients with genetically defined cancers. Epizyme has built a proprietary product platform that the company uses to create small molecule inhibitors of a 96-member class of enzymes known as histone methyltransferases, or HMTs. HMTs are part of the system of gene regulation, referred to as epigenetics, that controls gene expression. Genetic alterations can result in changes to the activity of HMTs, making them oncogenic (cancer-causing). By focusing on the genetic drivers of cancers, Epizyme’s targeted science seeks to match the right medicines with the right patients for a personalized approach to cancer treatment.

For more information, visit www.epizyme.com and connect with us on Twitter at @EpizymeRx.

Media/Investors:

Manisha Pai

(617) 229-7560 or (617) 510-9193